Exhibit 10.20

FORM OF OPTION COMMITMENT

AURINIA PHARMACEUTICALS INC.
OPTION COMMITMENT

Notice is hereby given that, effective this ● day of ●, ● (the “Effective Date”) AURINIA PHARMACEUTICALS INC. (the “Company”) has granted to ● (the “Service Provider”), an Option to acquire ● common shares of the Company (“Optioned Shares”) up to ● p.m. MT on the ● day of ●, ● (the “Expiry Date”) at an exercise price (the “Exercise Price”) of USD$● per share (the “Options”).

Vesting: Optioned Shares may be acquired as follows: Twelve thirty-six (12/36) of the Optioned Shares will vest on the ● day of ●, ●. Thereafter, one thirty-six (1/36) of the remainder of the Optioned Shares will vest each month over a period of twenty-four months, commencing ● day of ●, ● and continuing up to and including ● day of ●, ●.

Term: The term of these Options is ten (10) years from the date of grant, unless otherwise determined by the board of directors of the Company.

This initial grant is intended to serve as an inducement for you to join the Company and to satisfy the requirements for inducement grants pursuant to Nasdaq Listing Rule 5635(c)(4) which permits the Company to issue you security-based compensation without shareholder approval in order to induce you to enter into an employment arrangement as an employee of the Company. For greater clarity, these Options are not being issued pursuant to the Company’s equity incentive plan; however, to the extent not otherwise specified in this Option Commitment, these options shall be governed with like terms and conditions as set out in the Company’s equity incentive plan.

The Initial Grant will be granted in accordance with the Company’s stock option grant polices and will be a non-statutory stock option. If your Start Date falls within a “blackout” period under the Company’s insider trading policy your initial stock options will be granted after the “blackout” period is lifted.

To exercise your Options, deliver to the Company a written notice specifying the number of Optioned Shares you wish to acquire, together with cash, certified cheque or bank draft payable to the Company for the aggregate Exercise Price and the aggregate of any amounts required by law to be withheld by the Company on the exercise of such Options, or separate cash payments,
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or certified cheques or bank drafts for such Exercise Price and such amount to be withheld. Notwithstanding the foregoing, the Service Provider may be obligated to comply with such other procedures and conditions implemented by the Company with respect to the payment, funding or withholding of such amounts to be withheld.

A certificate or a written notice, in the case of uncertificated shares, for the Optioned Shares so acquired will be issued by the transfer agent of the Company as soon as practicable after receipt by the Company thereof.

AURINIA PHARMACEUTICALS INC.

Joe Miller
Chief Financial Officer

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